Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement is ("Agreement") entered into and effective this day of August 6, 2007 (hereinafter the "Effective Date"), by and between

(1)	MRC Technology, whose principal place of business is situated at 1-3 Burtonhole Lane, Mill Hill, London NW7 lAD, England (hereinafter also called "MRCT"); and:

(2)	INTELLECT NEUROSCIENCES, Inc. whose principal place of business is located at 7 West 18& Street, New York, NY 10011 (hereinafter also called "Intellect");

Recitals

WHEREAS, Intellect has identified, developed and has know-how and proprietary rights to certain monoclonal antibodies, including two murine monoclonal antibodies against amyloid beta, designated by Intellect as Antibody IN-NO1 and Antibody IN-C02; and

WHEREAS, Intellect has research expertise, know-how, and proprietary rights relating to discovery research leading toward new therapeutic products based on Intellect monoclonal antibodies; and

WHEREAS, MRCT has genetic engineering expertise to modify murine antibodies wherein certain regions of the immunoglobulin are changed from mouse to human, which modification is sometimes, in one aspect, referred to as "humanising" or "humanisation"; and

WHEREAS, MRCT has developed processes and vectors to humanise murine antibodies and has the right to grant licenses to third parties under the Licensed Patent Rights as hereinafter defined; and
WHEREAS, Intellect is desirous of modifying its Antibody IN-NO1 and Antibody IN- C02 and of having MRCT perform such modification, and MRCT is desirous of carrying out such modification;

NOW, THEREFORE, in consideration of the foregoing promises and of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

ARTICLE I -Definitions

As used in this agreement, the following terms when used with initial capital letters, shall have the following meanings, the singular shall include the plural and vice versa:

1.1  "Affiliate" shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party, and for the purposes of this Section 1.3, "control" shall mean ownership of more than fifty percent (50%) of the voting interest, or such lower maximum amount allowed by the law governing the ownership of said organisation.

1.2  "Antibody" shall mean either Antibody IN-NO1 or Antibody IN-C02 (as the context requires) and "Antibodies" shall mean both Antibody IN-NO1 and Antibody IN-C02.

1.3  "Business Day" means any day, except Saturday and Sunday, on which commercial banking institutions are open for business (i) in the USA in the case of Intellect and (ii) in London, U.K., in the case of MRCT. Any other reference in this Agreement to "day" whether or not capitalized shall refer to a calendar day, not a Business Day.

1.4  "Commercial Introduction" shall mean the date upon which Intellect or one or more Affiliates or Licensees (as defined hereunder) first achieves Net Sales following the final issuance of all required licenses and approvals by the United States Food and Drug Administration ("FDA") (or equivalent licenses and approvals in a country other than the United States) allowing for the manufacture and sale of a Licensed Product for human use.

1.5  "Commercial Sale" means, with respect to a Licensed Product in a particular country, the sale to a third party purchaser by Intellect, its Affiliates, and or its Licensees of Licensed Products in such country after all required Regulatory Approvals have been obtained in such country and, if Regulatory Approval is not required in such country, any commercial sale of Licensed Products in such country.

1.6  "Confidential Information" means all secret, confidential, or proprietary information or data, whether provided in written, oral, video, computer, or other form or format, provided by one party ("the Disclosing Party") to the other party (the "Receiving Party") pursuant to this Agreement or generated pursuant to this Agreement, including, but not limited to, information relating to the Disclosing Party's existing or proposed research and development efforts, patent applications, business or products, the terms of this Agreement, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(i)  are already known to the Receiving Party (other than under obligation of confidentiality) at the time of disclosure by the Disclosing Party, to the extent the Receiving Party has documentary evidence to that effect;

(ii)  are generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)  become generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a party in breach of such party's confidentiality obligations under this Agreement;

(iv)  are subsequently lawfully disclosed to the Receiving Party by a third party who had no obligation to the Disclosing Party not to disclose such information to others;

(v)  are independently discovered or developed by or on behalf of the Receiving Party without the use of the Disclosing Party's Confidential Information, to the extent the Receiving Party has documentary evidence to that effect;

(vi)  are approved for release by the Disclosing Party in writing; or

(vii)  are required by law to be disclosed.

1.7  "Designated Antibody" shall mean a Humanised Antibody for which Intellect seeks regulatory approval through the conduct of human clinical trials, or a US BLA, or an equivalent regulatory approval in any country.

1.8  "Humanised Antibody" shall mean an antibody that binds to amyloid beta and is made by MRCT under this Agreement, the antibody comprising murine complementarity determining regions ('CDRs' as identified in Exhibit Al. Winter Patent") derived from Antibody IN-NO1 together with human framework regions, or derived from Antibody IN-C02 together with human framework regions, and in each case any modifications thereof.

1.9  "Intellect Invention" shall mean any discovery or invention to the extent (i) made or conceived or reduced to practice by or on behalf of MRCT, whether alone or jointly with Intellect, in the performance of the humanisation of Intellect's Antibody IN-NO1 and Antibody IN-C02, whether or not patentable, and (ii) not an MRCT Invention. For the purpose of clarity, Intellect Inventions shall include without limitation all of the DNA sequences encoding Humanised Antibody genes included in the MRCT Deliverables as defined in Section 2.2 but otherwise excluding DNA sequences encoding for MRCT'S proprietary expression vectors.

1.10  "Intellect IP" shall mean any and all patented and non-patented proprietary technology and information, in any form whatsoever, that is necessary or useful for making and using Humanised Antibodies, without regard to whether or not the technology or information is patentable, which is (i) owned with the right to disclose or otherwise controlled by Intellect as of the Effective Date or hereafter during the term of this Agreement and is first disclosed by Intellect to MRCT, or (ii) is assigned, or is obliged hereunder to be assigned, to Intellect by MRCT, including, without limitation, processes, techniques, methods, products, transformed cells, other biological materials and compositions which are necessary or useful for making or using the Humanised Antibodies. Intellect IP shall not include MRCT IP or MRCT Inventions.

1.11  "Licensed Patent Rights" shall mean the patents and patent applications licensed to MRCT and with respect to which MRCT has the right to authorise and grant sublicenses, as detailed in Exhibit A hereto, including any divisions, renewals, continuations, extensions, reexaminations, reissues, or continuations-in-part (to the extent that any such continuation-in- part claims subject matter as disclosed in the patents and applications listed in Exhibit A) thereof, as well as any patent that issues from any of the foregoing.

1.12  "Licensed Product" shall mean a product comprising a Humanised Antibody, the manufacture, use, offer for sale, sale, or importation of which by an unlicensed third party would infringe one or more Valid Claims of the Licensed Patent Rights, or which incorporates MRCT IP or MRCT Inventions. The term "Licensed Product" does not include chimeric antibodies or murine antibodies.

1.13  "Licensee" shall mean any organisation licensed by Intellect to manufacture or sell Licensed Products. For clarity, the term "Licensee" shall include any Sublicensee of Intellect under the Licensed Patent Rights as herein defined.

1.14  "MRCT Invention" shall mean any discovery or invention to the extent (i) made or conceived or reduced to practice by or on behalf of MRCT in the performance of the humanisation of Intellect's Antibody IN-NO1 and Antibody IN-C02 under this Agreement, whether or not patentable, and (ii) covering a generally applicable method or technique for humanising antibody proteins or for constructing a vector or reagent used to humanise or express an antibody.

1.15  "MRCT IP" shall mean (i) any MRCT Invention and (ii) all patented and non- patented proprietary technology and information, in any form whatsoever, that is: (a) necessary or useful for making and using the Licensed Products, without regard to whether or not the technology or information is patentable; (b) owned, controlled, or developed by MRCT, as of the Effective Date or hereafter during the term of this Agreement; and (c) provided by MRCT to Intellect hereunder, including, but not limited to discoveries, formulae, materials, practices, methods, knowledge, know-how, processes, trade secrets, ideas, concepts, manufacturing, engineering, standard operating procedures, flow diagrams and charts, quality assurance, quality control data, technical data, manufacturing technology, research data and records, and all other confidential or proprietary technical and business information relating to the humanisation of murine antibodies, generation of chimeric antibodies, or any gene expression vectors used in such methods and all improvements or modifications thereto. For purposes of clarity, MRCT IP includes MRCT Inventions that satisfy (a), (b) and (c), above, while MRCT IP does not include Licensed Patent Rights as defined hereunder.

1.16  "Net Sales" shall mean the gross amount invoiced by Intellect, its Affiliates and/or Licensees for the sale of Licensed Products, less the following amounts: (i) discounts or rebates actually allowed or granted; (ii) credits or allowances actually granted on rejections or returns (not exceeding the original billing); (iii) outbound freight, postage, shipping, and insurance charges prepaid or allowed; (iv) sales, tariff duties, surcharges, and/or use or excise taxes, levies, or other similar governmental charges included in the invoiced amount; and (v) any similar and customary deductions taken in accordance with U.K. generally accepted accounting principles (GAAP) consistently applied. Provision of Licensed Products for promotional, sampling, or educational purposes, or for use in pre-clinical studies or clinical trials, shall not be considered in determining Net Sales, provided that no consideration (monetary or non-monetary other than incidental) is received in exchange therefor. No allowance or deduction shall be made for commissions or collections or overhead, by whatever name known.

1.17  "Regulatory Approval" in a country means any and all approvals (including price and reimbursement approvals), licences, registrations, or authorisation of any governmental agency, necessary for the manufacture, use, storage, import, transport, and/or sale of a Licensed Product in such country.

1.18  "Research Collaboration" means the research activities undertaken by the parties in accordance with the Research Plan.

1.19  “Research Plans” shall mean the plan of research activites as set forth in Annex A hereto.

1.20  “Sublicense”, Sublicense Agreement” and “Sublicensee” shall mean, and include, without limitation, any relationship in which Intellect grants a third party a licence, option, right of first refusal, or other such right under any of the licences granted by MRCT to Intellect under this Agreement for the purpose of allowing such third party to develop and commercialise one or more Licensed Products.

1.21  "Term" shall have the meaning set out in Section 8.1.

1.22  "Valid Claim" shall mean a claim in any unexpired issued patent within the Licensed Patent Rights or MRCT IP which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction.

ARTICLE I1 -Research Collaboration

2.1  Upon the execution of this Agreement and the receipt from Intellect of the necessary materials and information as specified in Section 2.2, below, MRCT will undertake the humanisation of Intellect's Antibody IN-NO1 and Antibody IN-C02 in accordance with the Research Plan set forth in Annex A hereto. The Research Plan may be amended as mutually agreed to by the parties. The parties agree to use commercially reasonable efforts to perform their respective responsibilities under the Research Collaboration.

2.2  Under the Research Plan, MRCT shall provide the following biological materials, including gene cloning vectors for research purposes only, data (including copies of raw data) information, and reports to Intellect (collectively, the "MRCT Deliverables"):

[*****].

2.3  After the Effective Date, Intellect shall, at its expense and without charge to MRCT, deliver to MRCT at least one cell line that produces Intellect's Antibody IN-NO1 and Antibody IN-C02 and such Intellect know-how including related technical information as sufficient (in the reasonable judgment of both parties) to enable MRCT to carry out its humanisation obligations under this Agreement (the "Intellect Deliverables"). The Intellect Deliverables shall be deemed to be Confidential Information of Intellect. The transfer from Intellect to MRCT of the cell line(s) producing Intellect's Antibody IN-NO1 and Antibody IN-C02 is solely for the purpose of MRCT conducting its humanisation obligations under this Agreement, and for no other purpose, and MRCT shall hold the Intellect Deliverables in strict confidence.

2.4  MRCT shall maintain an appropriate secure work site for conducting its activities under the Research Plan. MRCT shall cause its research teams performing the activities under the Research Plan to keep detailed contemporaneous records and data in connection with the Research Plan, and to prepare reports detailing work to date, which shall be furnished to Intellect in a timely manner upon completion of each research milestone specified in the Research Plan or as otherwise agreed between the parties. MRCT shall permit duly authorised employees of Intellect to have access to MRCT's laboratories from time to time at mutually agreeable times and upon reasonable notice for the purpose of reviewing the work conducted by MRCT pursuant to this Agreement.

2.5  Any MRCT personnel performing work pursuant to the Research Plan shall be obligated under hislher terms and conditions of employment to (i) assign hisher entire worldwide right, title, and interest in and to any discovery, invention, improvement, or technological advance, including any MRCT Invention, and any associated intellectual property, including any MRCT IP, to MRCT and (ii) comply at all times with the confidentiality obligations imposed on MRCT under this Agreement.

2.6  Upon completion of its research activities hereunder or the earlier termination of the Research Collaboration in accordance with Article VIII, MRCT shall provide to Intellect samples of all Humanised Antibodies, as agreed to by the parties, and MRCT shall issue a final written report to Intellect. The final written report shall set forth in reasonable detail the results of MRCT'S humanisation of Intellect Antibody IN-NO1 and Antibody IN-C02 including, without limitation, the synthesis information (including, but not limited to, the DNA and amino acid sequence information, and including final and intermediate sequences) for all Humanised Antibodies.

2.7  All worldwide right, title, and interest in Humanised Antibodies, Intellect Inventions and Intellect IP shall belong solely to Intellect. At the request and expense of Intellect, MRCT shall execute such documents as Intellect may reasonably request in order to reflect Intellect's ownership of Humanised Antibodies, Intellect Inventions and Intellect IP, and to reasonably cooperate with and assist Intellect with regard to Intellect's efforts to register Intellect's rights in and to the Humanised Antibodies.

2.8  MRCT shall maintain, within its sole possession and control, samples of Humanised Antibodies and samples of any vectors containing Humanised Antibodies and MRCT shall not distribute, transfer, or sell any such Humanised Antibodies or vectors (or any MRCT Deliverable) to any third party for any purpose whatsoever without the prior written consent of Intellect.

2.9  Notwithstanding anything to the contrary herein, MRCT retains all worldwide right, title, and interest in the Licensed Patent Rights and MRCT IP used or developed in the performance of MRCT's obligations under this Agreement. Intellect is granted (under Section 4.1, below) a limited licence to use any vectors and sequences included in the MRCT IP only insofar as such vectors and sequences are used in conjunction with the expression of Intellect's Antibody IN-NO1 and Antibody IN-C02 and Humanised Antibodies derived therefrom by MRCT subject to the terms of this Agreement. MRCT shall not, except in the event of termination of this Agreement by MRCT pursuant to Sections 8.4 or 8.5 hereof, exercise any of its proprietary rights arising hereunder or otherwise restrict Intellect from commercialising any Humanised Antibody produced hereunder in any manner. All MRCT Inventions shall be owned by MRCT and shall be deemed to be included in the MRCT IP and the Licensed Patent Rights, as applicable.

ARTICLE 111 -Payments for the Research Collaboration

3.1  Intellect shall pay to MRCT for undertaking to perform the humanisation work pursuant to the Research Collaboration the sum of [*****] United Kingdom Pounds (UK£[*****]) for each Antibody (the "Initial Payment"). The Initial Payment for each Antibody is non-refundable and shall be made

(i)	within sixty (60) days after the Effective Date in relation to Antibody IN-N01; and
(ii)	within thirty (30) days of the receipt by MRCT of the cell line producing Antibody IN-C02 from Intellect (as set out in Section 2.3) in relation to Antibody IN-C02.

3.2  Intellect will pay MRCT in United Kingdom Pounds for its research efforts carried out in accordance with the Research Plan the research milestone payments (the "Research Milestone Payments") as set forth in the cost schedule attached as Annex B within thirty (30) days following the documented completion of, and delivery by MRCT of the relevant MRCT Deliverable and Intellect's receipt of an invoice from MRCT for, each research milestone specified in Annex A. The Initial Payment and the Research Milestone Payments shall be paid by wire transfer in United Kingdom Pounds (UU)within thirty (30) days of the date of invoice by wire transfer to the account of MRCT. at [*****], or such other bank and or account as may be notified to Intellect by MRCT from time to time, and the transaction identified as "Agreement dated [Effective Date] between MRC Technology and Intellect". For the avoidance of doubt the Research Milestone Payments set out in Annex B shall be payable by Intellect in relation to each of Antibody IN-NO1 and Antibody IN-C02.

3.3  In the event that Intellect does not agree that any one of the Research Milestones has been met, Intellect shall notify MRCT within fifteen (15) Business Days from the date of delivery of MRCT Deliverable required by said Milestone. Intellect shall be deemed to have accepted a particular MRCT Deliverable unless it notifies MRCT of any defect or non-conformity within fifteen (15) Business Days after it receives the particular MRCT Deliverable. On receipt of any such notification, Intellect and MRCT will each use best efforts to reach agreement on the clarification and redefinition of the Milestone(s) and (if applicable) corresponding cost schedule. In the event of a dispute arising under this Section 3.3, Intellect shall pay the disputed amount to MRCT and payment so made will be without prejudice to either party's right to seek resolution of the dispute under Section 1 1.13, below.

3.4  Except as otherwise expressly provided herein or agreed to by the parties in writing, all payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute, and so far as is legally possible, such payment shall be made free and clear of any taxes payable on said payments imposed by or under the authority of government or any public authority, and, in particular, but without limitation where any sums due to be paid to MRCT hereunder are subject to any withholding or similar tax, Intellect shall pay such additional amount as shall be required to ensure that the net amount received by MRCT hereunder will equal the full amount which would have been due to MRCT hereunder had no such tax been imposed or required by law to be withheld, unless said tax is withheld for the benefit of MRCT. Intellect and, without prejudice to the foregoing, MRCT shall use their best endeavours to do all such lawful acts and to sign all such lawful documents as will enable Intellect to take advantage of any applicable legal provision or any double taxation treaty with the object of paying the sums due MRCT without imposing or withholding any tax.

ARTICLE IV -License Grant and Payments

4.1  MRCT hereby grants to Intellect (i) a non-exclusive worldwide sublicense, with the right to grant further Sublicenses, under the Licensed Patent Rights to make, have made, use, import, offer for sale, and/or sell Licensed Products; and (ii) an exclusive worldwide licence, with the right to grant Sublicenses, under the MRCT IP to make, have made, use, import, offer for sale, and/or sell Licensed Products.

4.2  Granting of Sublicenses

(i)  Intellect, without being required to obtain the consent of MRCT, shall be entitled to grant further non-exclusive Sublicenses to its Licensees to make, have made, use, import, offer for sale, and/or sell Licensed Products.

(ii)  Intellect undertakes upon the execution of any Sublicense Agreement under sub-section 4.1 (i) above promptly to advise MRCT of the identity of the Sublicensee and nature of the rights so licensed.

4.3  The following arrangements shall not require the prior consent of MRCT:

(i)  The appointment of any person as agent or distributor to market, sell, use, or otherwise dispose of the Licensed Products in any part of the world.

(ii)  The subcontracting of manufacture of Licensed Products by Licensee.

4.4  Regulatory Milestone Payments. In consideration of the rights, privileges and licences granted herein, Intellect shall pay to MRCT in United States Dollars (US Dollars) each of the following regulatory milestone payments in respect of each Designated Antibody ("Regulatory Milestone Payments"):

[*****]

Each of the above Regulatory Milestone Payments shall become due and payable forthwith upon the corresponding payment becoming due and payable to Intellect by a development partner or Licensee or, where no such payment is payable to Intellect, on Intellect first receiving notification from the relevant regulatory authority of the granting of the Regulatory Approval upon which it is contingent, as specified above in this Section 4.2. In the event that each of the Designated Antibodies is subject to separate clinical trials the payments set out in Sections 4.4(i) and (ii) shall be due in respect of each Designated Antibody. In the event that the Designated Antibodies are tested in the same clinical trial the payments set out in Section 4.4(i) and (ii) shall be payable only once.

4.5  Royalties. In consideration of the rights, privileges and licence granted herein, Intellect shall pay to MRCT on a country-by-country, Licensed Product-by-Licensed Product basis an earned royalty of [*****] of the Net Sales of Licensed Products.

All royalties payable by Intellect to MRCT shall be paid on a country-by-country basis from the date of the first Commercial Sale by Intellect, its Affiliates and/or Licensees of each Licensed Product in each country until ten (10) years after the first Commercial Sale of the applicable Licensed Product in said country (the "Royalty Period") provided that any time following such first Commercial Sale during which the Licensed Product is withdrawn from the market for any reason shall not count towards such ten year period.

On a country-by-country basis and on a Licensed Product-by-Licensed Product basis, upon the scheduled expiration of the obligation to pay royalties with respect to the sale of such Licensed Product in such country, Intellect shall have a fully paid-up, royalty free, perpetual and irrevocable license to make, have made, use, import, offer for sale and/or sell Licensed Products in said country.

4.6  Sales between Intellect, its Affiliates and Licensees shall not be subject to a royalty, but in such cases the royalty specified in Section 4.2 shall be calculated upon Intellect's, its Affiliates' and/or Licensees' Net Sales to independent third parties in arm's-length transactions. An agreement between Intellect and an Affiliate shall not be a sublicense under the Licensed Patent Rights. The obligation to pay royalty to MRCT under this Article IV is imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims concerning the same.

4.7  Intellect agrees that any sublicenses under the Licensed Patent Rights granted by it shall provide that the obligations owed by Intellect to MRCT under Articles IV, V, VIII and X of this Agreement (save for Section 8.6, which shall apply only to Intellect) shall be reflected in the wording of the sublicense with obligations no less onerous for the sublicensee than those set forth in this Agreement with respect to Intellect which Intellect shall use its best endeavours to enforce to the benefit of MRCT in the event of any breach thereof. In particular Intellect shall ensure that MRCT can monitor payment of all royalties due to it in consequence of this Agreement.

4.8  Intellect agrees to forward to MRCT in a timely manner a copy of any and all fully executed License agreements entered into with any Licensee, and further to forward to MRCT annually a copy of such reports (or the relevant portions thereof) received by Intellect from its Licensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said License agreements.

4.9  The above Regulatory Milestone Payments and royalties due shall be paid by Intellect to MRCT in US Dollars (USD) by electronic transfer to the account of MRCT at [*****] or such other bank and/or account as may be notified to Intellect by MRCT from time to time.

4.10  If a sum payable under this Agreement shall be overdue for thirty (30) days, Intellect shall pay MRCT interest on the sum outstanding at the rate of six percent (6%) per annum above the base rate of the Royal Bank of Scotland plc applying and calculated on a daily basis from the date that payment became due in respect of said sum; provided however, that if such interest rate shall be in excess of that allowed by applicable law, then the highest rate permitted by law shall apply. The payment of such interest shall not prevent MRCT from exercising any other rights it may have a consequence of the lateness of any payment.

4.11  The aggregate amount of the Net Sales of the Licensed Products used for computing the amounts payable hereunder shall be computed in U.S. Dollars, and all royalty payments shall be made in U.S. Dollars. For purposes of determining the amount of payments due, the amount of the Net Sales of the Licensed Products in any foreign currency shall be computed by converting such amounts into U.S. Dollars at the prevailing commercial rate of exchange for purchasing same quoted in The Wall Street Journal, New York edition, on the last Business Day of the period with respect to which such payment is payable hereunder.

ARTICLE V -Reports and Records

5.1  Intellect shall keep, and shall cause its Affiliates and Licensees to keep, full true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MRCT pursuant to Sections 4.5, 4.6 and 4.7 above, and the accuracy of the reports made to MRCT hereunder. Such records shall be retained by Intellect for five (5) years following the end of the calendar year to which they pertain. Upon thirty(30) days advance notice to Intellect, MRCT shall have the right to direct an independent, certified public accountant selected by MRCT and reasonably acceptable to Intellect to inspect Intellect's books of account no more frequently than once per year during Intellect's normal business hours for the sole purpose of verifying the accuracy of the reports made to MRCT pursuant to Section 5.2, below. MRCT shall be responsible for the costs of any such inspection, except in the event that the results of the inspection reveal a discrepancy to be corrected in MRCT's favour of five percent (5%) or more for the period under inspection, in which case the entire costs of such inspection shall be paid by Intellect. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

5.2  Intellect, within ninety (90) days after June 30 and December 31 of each year after Commercial Introduction, shall deliver to MRCT true and accurate reports, giving such particulars of the business conducted by Intellect, its Affiliates and Licensees during the preceding half year as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

(i)  the number of Licensed Products manufactured and sold;

(ii)  total billings for Licensed Products sold on a country-by-country basis;

(iii)  deductions applicable as provided in Section 1.15, above;

(iv)  the total royalties due;

(v)  the names and addresses of all Affiliates and Licensees of Intellect under this Agreement.

5.3  With each such report submitted, Intellect shall pay to MRCT the royalties due and payable under this Agreement. If no royalties shall be due, Intellect shall so report.

ARTICLE VI -Warranties and Representations

6.1  As of the Effective Date, each of Intellect and MRCT hereby represents and warrants to the other party hereto as follows:

(i)  it is a corporation or entity duly organised and validly existing under the laws of the state, country or other jurisdiction of its incorporation or formation;

(ii)  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)  the execution, delivery, and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property, (b) the provisions of its charter or operative documents or bylaws, or (c) any order, writ, injunction, or decree of any court or governmental authority entered against it or by which any of its property is bound;

(iv)  it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder and comply with the terms and conditions imposed on it by this Agreement; and

(v)  it has the full right, power, and authority to grant all of the rights, including all right title and interest in the licences, granted to the other party under this Agreement.

6.2  Intellect acknowledges that it may require licences to third party patents not owned or controlled by MRCT in addition to the rights granted under this Agreement. For the avoidance of doubt, Intellect hereby accepts and agrees that it has the sole responsibility to pursue and enter into any third party licences that may be necessary for this purpose.

6.3  Except as otherwise expressly set forth in Section 6.1 above, MRCT makes no representation and extends no warranty of any kind, either express or implied, in respect of Humanised Antibodies or any information or materials provided to Intellect hereunder, including, but not limited to, warranties of merchantability, fitness for a particular purpose, and validity of Licensed Patent Rights claims, issued or pending, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

6.4 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION, OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR, UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL, OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE, OR OTHERWISE), AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES, OR AGENTS OR OTHERWISE.

6.5  Neither party shall be liable for failure or delay in performing any of its obligations hereunder, excepting any payment obligations, to the extent such failure or delay is occasioned by compliance with any governmental regulation, request, or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, without limitation, Acts of God, war, insurrection, fire, flood, accident, labour strikes, work stoppage or slowdown (whether or not such labour event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power, or equipment necessary to enable such party to perform its obligations hereunder. Each party shall (a) promptly notify the other party in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

ARTICLE VII -Confidential Information

7.1  Confidentialitv. During the Term and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence Confidential Information of the other party, and shall not disclose, use or grant to a third party the right to use any of the Confidential Information of the other party except on a need-to-know basis to such party's directors, officers and employees, such party's Affiliates' directors, officers, and employees, and to such party's consultants or advisors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorised by this Agreement. To the extent that disclosure to any person, other than an employee of a party with a pre-existing confidentiality obligation, is authorised by this Agreement, prior to disclosure, the party wishing to disclose any Confidential Information of the other party shall obtain written agreement of such person to hold in confidence and not disclose, use, or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly in writing upon discovery of any unauthorised use or disclosure of the other party's Confidential Information.

7.2  No party shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party; provided, however, that a party, without such consent, may disclose the terms or conditions of this Agreement: (a) on a need-to-know basis to its legal and financial advisors who are obligated to maintain such information in confidence, and (b) to a third party (who is obligated to maintain such information in confidence) in connection with (i) a prospective equity investment by such third party, which investment is reasonably expected to be in excess of three percent (3%) of such party's market capitalisation at such time, (ii) a merger, consolidation, or similar transaction by such party, (iii) the sale or licence of all or substantially all of the assets of such party relating to the subject matter of this Agreement, or (iv) a proposed Sublicensee under this Agreement. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

7.3  The confidentiality obligations under this Article VII shall not apply (a) to the extent that a party is required to disclose information by applicable law, regulation, or order of a governmental agency or a court of competent jurisdiction, or (b) to the extent necessary to allow Intellect or MRCT (where possible, with adequate safeguards for confidentiality) to defend against litigation, to prosecute patent applications, to obtain Regulatory Approvals, or as otherwise required under this Agreement; provided, however, except with respect to such litigation in defence, patent prosecution, and Regulatory Approvals, or where such disclosure is required pursuant to this Agreement, such disclosure shall not occur until the Disclosing Party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure, and provide the other party sufficient opportunity to object to any such disclosure or to request that the Disclosing Party seek confidential treatment thereof, in which event the Disclosing Party shall use all reasonable efforts to accommodate the other party's requests and in any event to limit such disclosure to the maximum extent possible under the circumstances.

7.4  During the Term, a party ("Publishing Party") shall submit to the other party (''Reviewing Party") for review and approval all proposed academic, scientific, and medical publications and public presentations relating to Licensed Products for review in connection with preservation of intellectual property rights andlor to determine whether Confidential Information should be modified or deleted; provided, however, that after the approval of an academic, scientific, or medical publication, andlor after an approved public presentation has been given, then the Publishing Party shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form. Written copies of such proposed publications and presentations shall be submitted to the Reviewing Party not less than fifteen (15) Business Days prior to submission for publication or presentation and the other party shall provide comments with respect to such publications and presentations within five (5) Business Days following its receipt of such written copy. Notwithstanding the foregoing, no such publication or presentation shall be made until such publication or presentation has been approved by the Reviewing Party's respective patent counsel. Intellect and MRCT shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to Licensed Products.

7.5  Each party agrees that there shall be no public announcement of the execution of this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.6  Upon termination of this Agreement, the Receiving Party shall promptly return, or destroy at the Disclosing Party's option, all of the Disclosing Party's Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files for the sole purpose of complying with, and evidencing compliance with the terms of this Agreement and any disclosure required by applicable law, regulation, or order of a governmental agency or a court of competent jurisdiction.

7.7  If either party becomes aware or has knowledge of any unauthorised use or disclosure of the other party's Confidential Information, it shall promptly notify in writing the Disclosing Party of such unauthorised use or disclosure.

ARTICLE VIII -Term and Termination

8.1  Unless earlier terminated in accordance with the subsequent Sections of this Article VIII, the term of this Agreement ("Term") shall commence on the Effective Date and shall continue on a country-by-country basis until the end of the Royalty Term in a given country.

8.2  The Research Collaboration shall commence on the Effective Date and shall conclude upon the completion of the Research Collaboration, or at such time as mutually agreed by the parties.

8.3  Either party may, subject to applicable law and to the provisions set forth herein, terminate this Agreement by giving the other party written notice of termination if, at any time, the other party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganisation in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such party or of its assets; (ii) propose a written agreement of composition or extension of its debts; (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iv) propose or be a party to any dissolution; or (v) make an assignment for the benefit of its creditors.

8.4  Should Intellect fail to pay MRCT the sums payable under Article I11 hereof and all payments due and payable under Article IV hereof, MRCT shall have the right to terminate this Agreement sixty (60) days from the date of giving Intellect written notice to such effect, and unless Intellect shall pay MRCT within the sixty (60) day period all such undisputed sums, royalties, and interest as are due and payable hereunder, thereafter MRCT may, at its sole discretion, terminate this Agreement, effective immediately upon providing Intellect written notice to such effect, always provided that either party may refer the matter to the English courts in accordance with the provisions of Section 11.12, below

8.5  Upon any material breach or default of this Agreement by either party, other than those occurrences set out in Sections 8.3 and 8.5, which shall always take precedence in that order over any material breach or default referred to in this Section 8.6, the non-breaching party shall have the right to terminate this Agreement and the rights, privileges, and licences granted hereunder ninety (90) days after providing written notice of such alleged breach to the allegedly breaching party. If the party alleged to be in breach does not dispute or cure such breach within such ninety (90) day period, the non-breaching party shall thereafter have the right to terminate this Agreement, effective immediately on providing written notice to such effect to the allegedly breaching party. If the party alleged to be in breach disputes the alleged breach, it shall have the right to submit the matter for resolution in accordance with Section 11.13, below, in which event the ninety (90) day period for curing the alleged breach shall be stayed pending completion of any proceedings in respect thereof pursuant to Section 1 1.12 or 1 1.13, below.

8.6  Notwithstanding any other provision herein, Intellect may terminate this Agreement in its entirety at any time by giving MRCT three (3) month's prior written notice and upon payment of all amounts due to MRCT through the effective date of termination.

8.7  For the avoidance of doubt, this Agreement may be terminated upon mutual written consent signed by the duly authorised representatives of both parties.

8.8  Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such expiration or termination. Intellect and its Affiliates and Licensees may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of said termination and sell the same, provided that Intellect shall have paid MRCT in full all research payments due under Article I11 hereof and provided that Intellect shall pay to MRCT in full the royalties due under Article IV hereof and shall submit the reports required by Article V hereof on the sales of Licensed Products which shall survive said termination.

8.9  Upon termination of this Agreement for any reason, but not the expiration of the same, all cell lines, materials, and information belonging to Intellect, including, but not limited to Intellect Antibody IN-NO1 and Antibody IN-C02 and any Humanised Antibodies shall be returned to Intellect within thirty (30) days except that, in the event that Intellect shall have failed to pay MRCT in full the payments required under Sections 3.1 and 3.2 hereof, MRCT reserves the right to withhold any materials created during any stage of the Research Plan in respect of which payment has not been made in full unless an alternative payment has been agreed by the parties and paid in full pursuant to the provisions for early termination set out in Section 8.9, below, and except that MRCT may retain one sample of all cell lines, materials and information, including laboratory notebooks, research reports and data, for the purpose of complying with regulatory requirements or evidentiary requirements in the event of litigation. Notwithstanding the foregoing, MRCT shall not dispose of any Intellect materials without first providing reasonable notice to Intellect of its intention to do so.

8.10  Intellect may terminate this Agreement at any time in respect of the Research Plan specified in Annex A on one (1) month's prior written notice to MRCT, except that Intellect shall not be permitted to terminate the Research Collaboration prior to completion of Milestone 1 (at Annex A), and provided that if Intellect for any reason terminates this Agreement during any subsequent stage of the Research Collaboration (i.e., before completion of Milestone 2 or 3 at Annex A), then Intellect shall pay MRCT for that stage forthwith when such termination by Intellect pursuant to this Section 8.9 takes effect. MRCT shall use its reasonable endeavours to mitigate and reduce the costs borne by it in respect of the incomplete stage. Unless Intellect has terminated this Agreement as provided hereunder, Intellect shall be deemed to have approved the commencement of each stage of the Research Collaboration specified in Annex A without intermission on the completion of the previous stage, unless Intellect specifically notifies MRCT of its intention to terminate this Agreement. Said completion shall not be deemed conditional upon Intellect agreeing that the relevant Milestone has been met.

8.11  The right of either party to terminate this Agreement shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

8.12  Termination of this Agreement for any reason shall be without prejudice to any party's right to receive all payments to which such party is entitled under this Agreement and obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by fair interpretation of this Agreement; and any other remedies which any party may then or thereafter have hereunder.

ARTICLE IX –Patents

9.1  Any and all patents and patent applications in respect of MRCT Inventions or relating to the production of antibodies other than Humanised Antibodies hereunder shall be owned by MRCT, which shall have the sole right to prosecute such applications and patents and will meet all costs in relation thereto. Intellect will assign and hereby does assign any and all rights as necessary to vest such ownership of MRCT Inventions and MRCT IP in MRCT and cause its employees, officers, and agents to execute any necessary documents for such assignment.

9.2  Any and all patents and patent applications in respect of Intellect Inventions or relating specifically to Humanised Antibodies and their use shall be owned by Intellect, which shall have the sole right to prosecute such applications and patents and will meet all costs in relation thereto. MRCT will assign and hereby does assign any and all rights as necessary to vest such ownership of Intellect Inventions and Intellect IP in Intellect and cause its employees, officers, and agents to execute any necessary documents for such assignment.

9.3  The parties shall consult and co-operate fully on patent filings pursuant to Sections
9.1 and 9.2, which consultation and co-operation shall not delay timely filing of patent applications by either party. Each party shall assist the other in the prosecution of patent applications and patents arising from the Research Collaboration. Each party shall supply the other in a timely manner with copies of relevant prosecution-related documents.

9.4  The parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions, including, without limitation, supplementary protection certificates, and any other extensions that are now available or become available in the future wherever applicable to MRCT Inventions and/or Intellect Inventions covering Licensed Products or any process relating to the manufacture thereof or any element thereof. The parties shall, if  necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if a party elects to extend such patent. All filings for such extension shall be made by the party to whom the patent is assigned; provided, however, that in the event that MRCT elects not to file for an extension, MRCT shall (i) inform Intellect of its intention not to file and (ii) effective immediately upon such election, hereby grants Intellect the right to file for such extension.

9.5  For the avoidance of doubt, it is hereby stated that Intellect will not assert any of its claims to intellectual property arising out of the Research Collaboration pursuant to this Agreement against MRCT in a manner which would inhibit MRCT's freedom to work in the general area of antibody engineering and production excluding Humanised Antibodies. During the term of this Agreement, MRCT will not assert MRCT IP or Licensed Patent Rights or any of its claims to intellectual property arising out of the Research Collaboration against Intellect in a manner which would prevent Intellect from making, having made, using, offering for sale, selling, importing, or otherwise commercialising any Hurnanised Antibody produced hereunder.

ARTICLE X -Infringement

10.1  Third Partv Infringement of the Licensed Patent Rights

(i)  If either party becomes aware of any infiingement of the Licensed Patent Rights by a third party, such party shall promptly notify the other party of the infringement in writing and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement. Intellect shall not notify any third party of the infringement of any of the Licensed Patent Rights without first obtaining the written consent of MRCT.

(ii)  The parties will cooperate to the extent possible and MRCT shall consult with its licensor in order to determine the course of action.

10.2  Third Party Infringement of Intellectual Property Rights. Each party shall have the right, at its sole discretion, on its own behalf and expense, to institute, prosecute, and control any action or proceeding to restrain infringement by a third party of any of its rights in respect of Inventions, know-how, and intellectual property owned by such Party.

ARTICLE XI –Miscellaneous

11.1  Any notice required to be given hereunder shall be deemed given if communicated in the English language and delivered to the party to be notified at its address shown below or at such other address as may be furnished from time to time by the party to be notified to notifying party in writing either (a) by registered air mail, postage prepaid, which notice shall be effective five (5) days after the date of mailing or (b) in person, by telefax (with proof of transmission and confirmation by first class mail postage paid) or overnight courier, which notice shall be effective on the Business Day immediately following the date of such delivery.

If to Intellect Neurosciences:
Address: 7 West 1 8thStreet,
New York, NY 10011
Attention: Chief Executive Officer

If to MRCT:
MRC Technology
1-3 Burtonhole Lane,
Mill Hill,
London, NW7 1AD. U.K
Attention: Chief Executive Officer

11.2  Each of the parties shall contribute, to the extent reasonable, facilities, supplies, personnel, and other resources without charge or expense to the other as may be necessary for proper performance of the respective obligations under this Agreement and that are consistent with Annex A. To the extent reasonable and except as may otherwise be expressly provided, each party shall bear its own out-of-pocket costs and disbursements incurred in the performance of this Agreement.

11.3  Nothing contained in this Agreement, or otherwise, shall constitute the parties as partners with one another or render either liable for the debts or accounts of the other. Furthermore, nothing in this Agreement shall be construed to constitute, create, give affect to or otherwise imply ajoint venture or formal business organisation of any kind.

11.4  Intellect agrees to indemnify and hold harmless MRCT, and its respective officers, employees, and agents from and against any and all claims, damages, and liabilities asserted by third parties arising from the manufacture, use, or sale by Intellect, its Affiliates andlor its Licensees, or by any other party authorised by Intellect, its Affiliates or its Licensees, of Licensed Products and services licensed under this Agreement or the use thereof by others, except to the extent that such claims, damages or liabilities arise from the gross negligence or willful misconduct of MRCT.

11.5  This Agreement and the rights and licence granted herein shall be binding upon and shall inure to the benefit of successors of the parties hereto, or to an assignee of all of the goodwill and entire business and assets of a party hereto, but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld but shall be conditional, inter alia, upon the formal acceptance by the assignee of the payment obligations and terms and conditions of this Agreement.

11.6  The parties hereto acknowledge that this Agreement, including Exhibit A, Annex A and Annex B attached hereto, sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

11.7  The failure of any party to exercise or enforce any right granted in this Agreement shall not be deemed to be a waiver of such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

11.8  Except where required by law, neither party shall use the name of any other party or make specific reference to the terms of this Agreement in any press release, advertisement or other public statement without the prior written consent and approval of the other party.

11.9  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

11.10  All headings herein are for convenience only, and shall not be interpreted as having any substantive effect.

11.11  This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of England, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any and all disputes between the parties relating to the interpretation, implementation, or application of this Agreement, or any other matter in connection with it, shall be subject to the exclusive jurisdiction of the English courts.

11.12  Except with respect to breaches of Articles IV, V, VII or X, if there is any dispute between the parties relating to the interpretation, implementation, or application of this  Agreement, or any other matter in connection with it, they will first attempt in good faith to negotiate a settlement. If the matter is not resolved by negotiation, the parties will refer the dispute to mediation in accordance with CDR (Centre for Dispute Resolution, London) procedures ("ADR"). If the parties fail to agree on a settlement within 28 days of the initiation of the ADR procedure, either party may refer the matter to the English courts in accordance with the provisions of Section 11.11, above.

11.13  The terms of Sections 3.1 and 3.2, and Articles IV, V, VII, and XI shall survive the expiration or termination for any reason of this Agreement and continue for as long as necessary to permit their full discharge.

11.14  This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their authorised officers effective as of the date first written above.

Signed:-For and on behalf of MRC Technology.

By :
Name:
Title:	Carol Moore
Director Licensing and Agreements
Medical Research Council Technology

Signed:-For and on behalf of Intellect Neurosciences

By:
Date:

MRCT	CONFIDENTIAL	EXHIBIT A

Inventor:	Gregory Paul Winter
Applicant:	Medical Research Council
Title:	Recombinant DNA Products and Methods
UK Priority Application:	UK PA 8607679 (27.03.86)

Final Application

Territory	Application number (Publication number) *(Patent number)	Date of filing (Publication date) (Expiry date) *(Grant date)

UK	8707252	26.03.87
	(GB 2188638A)	(7.10.87)
	*(GB 2188638B)	*(23.05.90)

EUROPE	87/02620.7	26.03.87
Austria, Belgium,	(EP 0239400A)	(30.09.87)
France, Germany,	*(239400)	*(03.08.94)
Greece, Italy, Liechtenstein,		(25.03.2007)
Luxembourg, Netherlands,
Spain, Sweden,
Switzerland)

CANADA	533071	26.03.87
	*(1,340,879)	*(25.01.2000)
		(24.01.2017)

USA (Parent) 07/782717	25.10.91	(continuation of
		903776 filed 04.09.86)
	*(5,225,539)	*(06.07.93)
		(05.07.2010)

USA (Continuation-in-part)	08/452,462	26.05.95.
		(Continuation application
		derived from continuation- in-part 07/189814
		filed 03.05.88)
	*(6,548,640)	*(15.04.2003)
		(07.12.2015)

JAPAN	73970/87	27.03.87
	(296890/87)	(24.12.87)
	*(2912618)	*(09.04.99)
		(26.03.2007)

Exhibit A-1
MRCT	CONFIDENTIAL	EXHIBIT A

Title	Multichain Polypeptides or Proteins and Processes for their Production

Subject Matter:	Expression of multichain proteins, such as antibodies, in single host cells

Inventors	Michael Alan Boss
John Henry Kenten
John Spencer Emtage
Clive Ross Wood

Priority Applications Date:	25 March 1983
Earliest Publication Date/No:	27 September 1984/W0841037 12

Territory	Application Date	Application No.	Patent No	Expiry Date

*Europe	23.03.84	84301966.9	0120694	23.03.04
*Europe (divisional)	23.03.84	92202982.2
Japan	23.03.84	501609/84	2594900	23.03.04
Japan (divisional)	23.03.84	228332/94	3186463	23.03.04
Japan (divisional)	23.03.84	104862/97
Japan (divisional)	23.03.84	2001-063448
USA (divisional 1)	23.04.84	08/320381
USA (divisional 2)	23.04.84	08/450727
USA (divisional 3)	23.04.84	08/453449
USA (divisional 4)	23.04.84	08/452420
United Kingdom	23.03.84	8407571	213763	23.03.04

* includes: Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden, Switzerland, and United Kingdom.

Exhibit A-2

MRCT	CONFIDENTIAL	ANNEX A

Research Plan for the Humanisation of the IN-NO1 and IN-C02 Mouse Monoclonal Antibodies

A.  Humanisation of Mouse Antibody IN-NO 1:

Al.  Project Milestone 1: [*****]

[*****]

A2.  Project Milestone 2: [*****]

[*****]

Annex A-3

MRCT	CONFIDENTIAL	ANNEX A

A3.  Project Milestone 3: [*****]

[*****]

B.  Humanisation of Mouse Antibody IN-C02:

B 1.  Project Milestone 4: [*****]

[*****]

B2.  Project Milestone 5: [*****]

[*****]

Annex A-4

MRCT	CONFIDENTIAL	ANNEX A

B3.  Project Milestone 6: [*****]

[*****]

Annex A-5
ANNEX B

Payment Terms for Antibody IN-NO1

[*****]

Payment Terms for Antibody IN-CO1

[*****]

Payments Schedule

The payments specified in Annex A and Annex B (Payment Terms) above will be invoiced to Intellect, and paid in British Pounds (UKE) as provided in the Agreement, according to the following schedule:-

Antibody IN-NO 1

Contract Signature:	[*****]

Milestone 1 completion:	[*****]

Milestone 2 completion:	[*****]

Milestone 3 completion:	[*****]

Total Contract Payments for Antibody IN-NO1:	[*****] _________________

Antibody IN-C02

Receipt of Intellect Deliverable:	[*****]

Milestone 4 completion:	[*****]

Milestone 5 completion:	[*****]

Milestone 6 completion:	[*****]

Total Contract Payments for Antibody IN-C02:	[*****]

Annex B-6